                                                                    EXHIBIT 10.9

                                   SUBLEASE
                                   --------


     THIS SUBLEASE, made as of the 22/nd/ day of March, 1999, between EMI MUSIC, INC., a Delaware corporation having an office at 1290 Avenue of the Americas, New York, New York 10104 ("Landlord") and BRONNER SLOSBERG HUMPHREY, LLC, a Delaware limited liability company having an office at 800 Boylston Street, Boston, MA 02199 ("Tenant").

                                   Recital:
                                   -------

A. By Lease dated November 12, 1987, as amended by Lease Amendment Agreements dated June 13, 1988 and November 22, 1994 (collectively, the "Overlease"), 810 Associates (together with its successors, the "Overlandlord") leased to Landlord's predecessor in interest the entire 4th and 8th floors in the building known as 810 Seventh Avenue, New York, New York (the "Building"). A copy of the Overlease (with certain dollar figures deleted) has been delivered to Tenant and Tenant, by its execution of this Sublease, acknowledges that it has received and reviewed the Overlease.

B. Tenant desires to sublease from Landlord, and Landlord is willing to sublease to Tenant, a portion of the 8/th/ floor, consisting of approximately 11,703 square feet and located generally as outlined on Exhibit A annexed hereto (the "Demised Premises") in the Building, on the terms and conditions set forth in this sublease.
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                                   Agreement
                                   ---------

     1. Landlord hereby subleases to Tenant, and Tenant hereby hires and takes from Landlord, the Demised Premises, to be used and occupied by Tenant for general and executive offices and for no other purpose, for a term (the "Term") to commence (subject to the following sentence) ten (10) days after the later to occur of (i) the date on which the Overlandlord's consent (as contemplated by Section 9 hereof) is received by Tenant and (ii) Landlord's Work (as defined in
Section 4 hereof) has been substantially completed, as certified in writing by Landlord to Tenant, and vacant possession of the Demised Premises has been delivered to Tenant (the "Commencement Date") and to terminate at noon on September 29, 2002 (the "Expiration Date"), unless sooner terminated as herein provided, at an annual fixed rent (the "Fixed Rent") of Four Hundred Six Thousand Six Hundred Seventy-Nine and 25/100 ($406,679.25) Dollars. Should Tenant take possession of the Demised Premises during the ten (10) day period specified in the preceding sentence, then the Commencement Date shall be advanced to such date of possession. Tenant shall not be required to pay the installments of Fixed Rent which would otherwise be due in respect of the first two full calendar months of the Term. The Fixed Rent shall be payable in equal monthly installments of Thirty-Three Thousand, Eight Hundred Eighty-Nine and 94/100 ($33,889.94) Dollars each. All monthly installments of Fixed Rent shall be payable to Landlord in advance on the first day of each and every calendar month during the Term, except that the rent for the third full month of the Term shall be paid upon the execution and delivery of this lease to Landlord. The Fixed Rent for any fractional month at the beginning or end of the Term shall be apportioned.

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     2.   This lease is a sublease, the Demised Premises being demised to
Landlord by the Overlease. This Sublease is subject and subordinate to the Overlease, and to any matters to which the Overlease is or shall be subordinate and, in the event of termination, reentry or dispossess by Overlandlord under the Overlease, it may, at its option, take over all of the right, title and interest of Landlord, as sublessor, under this Sublease, and in that case Tenant shall, at Overlandlord's option, attorn to Overlandlord pursuant to the then executory provisions of this Sublease, except that Overlandlord shall not (except to the extent that Overlandlord was responsible for an obligation of Landlord under this Sublease, pursuant to a similar provision of the Overlease which is incorporated herein) be (i) liable for any previous act or omission of Landlord under this Sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which Tenant may have against Landlord, (iii) bound by any previous modification of this Sublease (unless Overlandlord has expressly consented thereto in writing) or by any previous prepayment of more than one (1) month's rent, (iv) bound by any covenant of Landlord to undertake or complete any construction of the Demised Premises or any portion thereof, (v) required to account for any security deposit of the Tenant other than any security deposit actually delivered to Overlandlord by Landlord, (vi) bound by any obligation to make any payment to Tenant or grant any credits, except for services, repairs, maintenance and restoration provided for under this Sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Landlord to the credit of Tenant or (viii) required to remove any person occupying the Demised Premises or any part thereof. The foregoing shall not release Landlord from any obligations to Tenant under this Sublease. Tenant covenants that it shall so conduct itself and its operations in and about

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the Demised Premises as not to cause Landlord to be in default under the
Overlease; provided, however, that this sentence is not intended to deprive Tenant of any grace period provided for in this Sublease for the curing of Tenant's defaults. Landlord represents that: (i) the Overlease is in full force and effect; (ii) a true and correct copy of the Overlease has been delivered to Tenant; (iii) there are no outstanding notices of default or of termination which have been received by Landlord from Overlandlord or sent by Landlord to Overlandlord with respect to the Overlease; (iv) Landlord has not received notice of any pending foreclosure of Overlandlord's mortgage, nor any official notice that Tenant is illegally occupying the Demised Premises; (v) Landlord has the full right and authority to enter into this Sublease and to sublet the Demised Premises to Tenant as provided herein; (vi) Overlandlord has no right to terminate the Overlease, other than as expressly provided therein; (vii) Landlord shall not amend the Overlease so as to adversely affect the rights or obligations of Tenant under this Sublease in any material respect; and (viii) Landlord will not voluntarily terminate the Overlease unless, in connection therewith, Overlandlord agrees to recognize Tenant as its direct tenant under the terms of this Sublease. If Landlord receives any notice of default under the Overlease which in Landlord's reasonable judgment is likely to result in the termination of this Sublease, Landlord will promptly send a copy of such notice to Tenant.

     3. The terms, covenants, provisions and conditions of the Overlease are hereby incorporated herein and shall be binding upon both parties hereto, those applying to the landlord therein applying, in this Sublease, to the Landlord, and those applying to the tenant therein applying, in this Sublease, to the Tenant, with the following exceptions:

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               (a)  The Term, the Demised Premises, and fixed rent payable hereunder shall be as provided in Section 1 hereof, and not as provided in the Overlease. In addition to such fixed rent, Tenant shall pay as additional rent all other sums due under this Sublease, within 20 days after the submission of bills therefor (notwithstanding any different payment period specified in the Overlease), except that monthly estimated payments of Operating Expenses shall be payable with the fixed rent on the first day of each calendar month. Payments of additional rent may be made under protest, to the same extent permitted to Landlord under the Overlease.

               (b) The permitted use of the Demised Premises shall be as provided in Section 1 hereof. Without limiting the foregoing, Tenant shall not use the Demised Premises or any part thereof for: (i) the preparation and/or sale of food for on- or off-premises consumption (other than a microwave oven or coffeemaker, as approved by Overlandlord, for employees of Tenant); or (ii) use by a foreign or domestic governmental agency.

               (c) Article 5 of the Overlease shall not apply herein; but Tenant shall pay to Landlord 28.54% of all amounts billed to Landlord under Article 5 of the Overlease (as modified by the November 22, 1994 Lease Amendment Agreement), except that for purposes of this Sublease the Base Tax shall be the Taxes payable by Overlandlord for the Tax Year 1999/2000, and the Base Operating Expenses shall be the average of the Operating Expenses incurred during the 1999 and 2000

          Operational Years. Tenant shall not be responsible for any portion of the Operating Expenses for the 1999 Operational Year. Prior to or together with each billing under this Paragraph 3(c), Landlord shall furnish to Tenant a copy of the applicable statement received from the Overlandlord for Taxes or Operating Expenses (and, with respect to the first billing hereunder, also a copy of the statement for the Base Tax or Base Operating Expenses), as the case may be. Tenant recognizes that Operating Expenses may be billed on an estimated basis commencing in January, 2000, based on estimated billings received by Landlord under the Overlease. If Tenant advises Landlord, within thirty (30) days after Tenant's receipt of a Statement rendered by Overlandlord, that Tenant has a bona fide dispute with respect to a charge or
                            ---------
          charges thereon, Landlord will endeavor in good faith (but at Tenant's expense) to resolve such dispute under Section 5.10 of the Overlease; any costs incurred by Landlord in connection therewith and not reimbursed by Overlandlord may be billed to Tenant from time to time as additional rent.

               (d) Tenant is to have the benefit of all repairs, restoration, materials and services to be provided to the Demised Premises by the Overlandlord, but Landlord herein shall not be obligated to make any repairs, alterations or restoration (whether required for compliance with any laws and requirements of any public authorities, compliance with any requirements of insurance bodies or otherwise), to supply any materials or services to the Demised Premises or to maintain any insurance with respect to the Demised Premises, nor shall Landlord be liable for the failure of others so to do. Tenant recognizes that the foregoing does not create any direct obligation of Overlandlord to Tenant, but Landlord agrees, if so requested by Tenant, promptly to make appropriate demand on the Overlandlord to provide services and/or repairs to the Demised Premises as required by the Overlease. If, despite Landlord's demand therefor, Overlandlord fails or refuses to provide repairs, restoration, materials or services to the Demised Premises as required by the Overlease, Tenant may (on five business days' notice to Landlord) bring an appropriate action, in Landlord's name but at Tenant's expense, against Overlandlord to compel the same to be provided; and Landlord will cooperate with Tenant at Tenant's cost (the "Claim Assertion Right").

               (e) Tenant may assign this Sublease or sublet the Demised Premises, subject to the following express conditions: (i) any assignment or subletting shall be subject to the consent of Landlord and Overlandlord, as provided in Article 9 of the Overlease; (ii) any subletting shall be subject to this Sublease and shall be in form reasonably satisfactory to Landlord and Overlandlord; (iii) any assignment or subletting shall comply with (and shall be subject to) the applicable provisions of Article 9 of the Overlease, including the rights reserved to the Overlandlord to terminate this Sublease or to require that this Sublease be assigned to it or that the Demised Premises be sublet to it. If Overlandlord consents to any assignment or subletting by Tenant, Landlord's consent thereto shall not be unreasonably withheld or delayed. The transfer (by one or more transfers) of a majority of the ownership interests in Tenant shall be deemed to be an assignment of this Sublease.

               (f) Wherever the Overlease provides for, or conditions any right upon, a consent or approval to be given by the landlord, or for some matter to be effected to the satisfaction of the landlord, the consent or approval or satisfaction of Landlord and of the Overlandlord shall be required hereunder. If such consent or approval or satisfaction has been obtained from the Overlandlord in any instance, Landlord shall not unreasonably withhold or delay the same on its part. Landlord shall not be liable to Tenant by reason of the failure of the Overlandlord to furnish any such consent or approval, for any reason whatsoever; however, Landlord will, at Tenant's request and at Tenant's expense, promptly apply to Overlandlord for such consent or approval and thereafter pursue such application with reasonable diligence.

               (g) Tenant shall not make any alterations, additions, installations, substitutions, improvements or decorations in or to the Demised Premises without Landlord's prior, written approval, which may be withheld in Landlord's sole discretion. Notwithstanding the foregoing, Landlord agrees (subject to approval thereof by Overlandlord) not unreasonably to withhold or delay its consent to proposed interior, non-structural alterations (including, without limitation, the installation of new carpeting in, and the redecoration of, the elevator lobby and reception area). If Tenant is permitted to make improvements to the Demised

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          Premises, and if the Overlandlord does not require such improvements to be removed at the expiration of the full term of this Sublease, then Landlord will not require Tenant to remove the same. Promptly after taking possession of the Demised Premises, Tenant shall install appropriate door hardware and exit signage, so as to provide emergency access from Landlord's adjoining premises to the fire stair located in the Demised Premises in accordance with applicable codes; Tenant recognizes that Landlord's employees and visitors must always have emergency access to such fire stair.

               (h) For purposes of this Sublease, the Initial Electricity Factor shall be $32,183.25. The Initial Electricity Factor shall be subject to increase with respect to changes in the public utility rate schedule, surcharges (including a surcharge in the nature of a fuel or similar adjustment), and/or changes in the service classification of the Building only to the extent the same become effective after the Commencement Date of the Term; in support of any such increase, Landlord shall furnish to Tenant a copy of any documentation received from the Overlandlord to support a similar increase in the Electricity Factor under the Overlease. Any other increase in the Initial Electricity Factor shall be only as determined by Overlandlord in accordance with Article 16 of the Overlease (and only with respect to Tenant's utilization of electricity during the Term of this Sublease), taking into account the various activities of Landlord and Tenant which may cause either party to consume a disparate amount of the electricity furnished to the premises demised pursuant to the Overlease. Tenant may contest any such increase (in Landlord's name but at Tenant's expense) in accordance with Section
          16.07 of the Overlease; Landlord will cooperate with Tenant, at Tenant's cost, in any such contest.

               (i) The 30-day periods referred to in Section 25.02(b) of the Overlease shall be reduced to 20 days, for purposes of this Sublease.

               (j) The term "Broker", as used in Section 31.01 of the Overlease shall mean Insignia/Edward S. Gordon Company Incorporated and CB Commercial Real Estate Group, Inc. Landlord similarly agrees to hold Tenant harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by Landlord with any broker or finder except Broker.

               (k) Notices to Tenant shall be addressed to the attention of Meryl Beckingham, Chief Financial Officer, with a copy to Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109-2881, Attention Lawrence R. Cahill, P.C. Notwithstanding Article 32 of the Overlease, invoices for rent and other routine communications from Landlord to Tenant may be delivered in any commercially reasonable manner.

               Notices to Landlord under this Sublease shall be addressed to Landlord at:

               c/o Capitol Records, Inc.
               1750 North Vine Street
               Hollywood, CA 90028
               Attn: Chief Financial Officer
          with a duplicate original to:

               EMI-Capitol Music Group, North America
               1290 Avenue of the Americas
               New York, NY 10104
               Attn: Senior Facilities Manager

               (l) Wherever the Overlease, as incorporated herein, requires the tenant thereunder to provide insurance or to give an indemnity for the benefit of the landlord, the same shall be maintained or given, as the case may be, for the benefit of Landlord and of Overlandlord.

               (m) The following provisions of the Overlease shall not apply herein: Sections 1.02, 1.03, 1.06, 1.07, 2.01 and 3.01, Article 4,
          except for the first two sentences of Section 4.01; Section 18.04, but Tenant shall be entitled to three (3) lines on the Building Directory;
          Article 35; Sections 2 through 9 and 11 through 14 of the Lease Amendment Agreement dated June 13, 1988; and Sections 6 through 8 of the Lease Amendment Agreement dated November 22, 1994.

     4. Landlord shall cause the following work ("Landlord's Work") to be performed, at Landlord's expense, so that the Demised Premises will be separated from Landlord's other premises: (i) construct a code-compliant wall with proper fire rating, wherever necessary, where existing walls form the demising line between the Demised Premises and Landlord's retained premises and along corridors within Landlord's retained premises; (ii) install a fire-rated demising wall and door to close the corridor adjoining the lunchroom in Landlord's retained premises, as shown on Exhibit A; (iii) if required for fire code compliance, relocate the entrance door from the reception area to the balance of the Demised Premises approximately 15 feet in a westerly direction, to a location approved by Tenant (such approval not to be unreasonably withheld); and (iv) install appropriate door hardware on the entrance door to Landlord's retained premises and exit signage in the area of such door, so as to provide emergency access from the Demised Premises to the fire stair located in Landlord's adjoining premises in accordance with applicable codes. Landlord recognizes that Tenant's employees and visitors must always have emergency access to such fire stair. Any asbestos abatement required in connection with the foregoing shall be a part of Landlord's Work. Landlord's Work shall be commenced promptly after the execution and delivery of this Sublease and continued to completion with reasonable promptness. Tenant has advised Landlord that, in lieu of the demising wall and door to be constructed by Landlord and described in clause (ii) above in this paragraph, Tenant prefers to construct a code-compliant demising wall and door elsewhere in the Demised Premises in the general vicinity of Landlord's proposed demising wall and door. Provided (w) that Tenant gives written notice of its intention to do such work within 10 days after the date of this Sublease and (x) such work is substantially completed prior to Tenant's occupancy of the Demised Premises for the conduct of its business, then (y) Landlord shall not perform the work described in said clause (ii) and (z) Tenant shall be entitled to a credit against the next rents payable under this Sublease in the amount of $1,000. Notwithstanding any other provision of this Sublease, if Tenant elects to construct such demising wall and door, the following shall apply: the space on Landlord's side of such wall and door shall be excluded from the Demised Premises, but the rent and additional rent payable hereunder shall not be adjusted by reason thereof; and Tenant shall not occupy the Demised

Premises for the conduct of its business until the installation of such wall and door has been substantially completed.

     5. Tenant has inspected and examined all the premises herein demised and is thoroughly acquainted and familiar with the physical condition thereof. Landlord has not made and does not make any representations as to the physical condition, expenses, operation or any other matter or thing affecting or related to said premises. Tenant hereby expressly acknowledges that no such representations have been made, and agrees to take the premises in their present "as is" condition, except that (i) Landlord's telephones and other furniture and furnishings (other than the reception desk and the table now located behind the reception desk, located in the reception area, which are included as part of the Demised Premises) shall be removed from the Demised Premises and (ii) Landlord shall perform Landlord's Work and shall deliver the Demised Premises (with keys to the front door lock(s)) vacant and in broom clean condition on the Commencement Date. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged into this Sublease, which alone fully and completely expresses their agreement, and that this Sublease is entered into after full investigation, neither party relying upon any statement or representation, not embodied in this Sublease, made by the other. This Sublease cannot be changed or terminated orally, but only by an agreement in writing.

     6. (a) Tenant has deposited with Landlord the sum of One Hundred Thirty-Five Thousand Five Hundred Fifty-Nine and 76/100 ($135,559.76) Dollars as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Sublease, and it is agreed that in the event Tenant defaults after notice and the expiration of applicable grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, the payment of fixed or additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rental or any other sum as to which Tenant is in default or for any sum which Landlord may expend by reason of Tenant's default after notice and the expiration of applicable grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other reentry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Tenant not later than thirty (30) days after the later to occur of the date fixed as the end of the term of this Sublease and delivery of entire possession of the Demised Premises to Landlord. One year after Tenant commences to be obligated for the payment of Fixed Rent under this Sublease, the security deposit shall be reduced to Sixty-Seven Thousand Seven Hundred Seventy-Nine and 88/100 ($67,779.88) Dollars, and any cash security deposit in excess of such amount then held by Landlord shall promptly be returned to Tenant. In the event of transfer of Landlord's interest in the Overlease, Landlord shall transfer the security to the transferee and upon written notice to Tenant of the name and address of such transferee, and upon such transferee's acceptance of the security or assumption of Landlord's obligations with respect thereto, Landlord shall thereupon be released by Tenant from all liability for the return of such security (to the extent so delivered), and Tenant agrees to look solely to the new landlord for the return of said security (to the extent so delivered), and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant further covenants and agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security so deposited, Tenant shall, within twenty (20) days after demand therefor, restore the amount so applied or retained so that at all times the amount deposited shall be the full amount of the security deposit required under this Sublease at the relevant time. The security shall be deposited in an interest-bearing account in a bank located in New York City, selected by Landlord, and interest earned on the account (less the one percent (1 %) administrative fee allowed by law, which may be retained by Landlord) shall be paid to Tenant annually. Landlord will advise Tenant of the name and address of the bank where the security is deposited.

          (b) In lieu of the cash security deposit referred to in paragraph (a) above, Tenant may deliver to Landlord, and shall maintain in effect at all times during the term of this Sublease (and through the period which is thirty (30) days following the later to occur of (i) the stated expiration date of this Sublease and (ii) delivery of possession of the entire Demised Premises to Landlord), a clean, unconditional and irrevocable letter of credit, in a form reasonably acceptable to Landlord, naming Landlord as beneficiary, in the amount of the cash security deposit required to be maintained under paragraph (a) above, issued by a banking corporation ("Bank") which is a member of the New York Clearing House Association or successor thereto and capable of presentment at a bank office in Manhattan. Each of the following (whether or not a member of the New York Clearing House) shall constitute a Bank for the purposes of this paragraph: Fleet National Bank. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and it shall be automatically renewed from year-to-year unless terminated by the Bank by notice to Landlord given not less than forty-five (45) days prior to the then expiration date therefor; or, if such letter of credit is not automatically renewable, Tenant shall furnish to Landlord a replacement letter of credit, with an expiration date not earlier than the first anniversary of the expiration date of the then-existing letter of credit (or October 29, 2002, if earlier). It is agreed that in the event Tenant defaults in respect of any of the terms, covenants or provisions of this Sublease, including, but not limited to, the payment of any rental, and such default continues after notice and beyond the applicable grace or cure period, if any, or if any letter of credit is terminated by the Bank and/or is not replaced at least thirty (30) days prior to its expiration that (i) Landlord shall have the right to require the Bank to make payment to Landlord of so much of the entire proceeds of the letter of credit as shall be appropriate, in Landlord's sole discretion, to cure the default (or the entire proceeds if notice of termination is given as aforesaid and/or the letter of credit is not replaced as aforesaid), and (ii) Landlord may apply said sum so paid to it by the Bank to the extent required for the payment of any rental or any other sum as to which Tenant is in default or for any sum which Landlord may expend by reason of Tenant's default (and which Landlord would be entitled to recover from Tenant pursuant to the terms of this Sublease) in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of all or a portion of the Demised Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord, without thereby waiving any other rights or remedies of Landlord with respect to such default. If Landlord applies any part of the proceeds of a letter of credit, Tenant, upon demand, shall deposit with Landlord, within twenty (20) days after demand therefor, the amount so applied or retained (or increase the amount of the letter of credit) so that the Landlord shall have the full deposit required under this Sublease on hand at all times during the term of this Sublease. If, subsequent to a letter of credit being drawn upon, a new letter of credit meeting all the requirements set forth in this paragraph (b) is delivered to Landlord, any proceeds of the former letter of credit then held by Landlord as a cash security deposit shall be promptly returned to Tenant. If a letter of credit is drawn upon, any proceeds received by Landlord which are not applied to the curing the default shall be held by Landlord subject to the provisions of paragraph (a) above. In the event of an assignment by Landlord of its interest under this Sublease, Landlord shall transfer the security to the assignee, and upon written notice to Tenant of the name and address of such assignee, and such assignee's acceptance of the security, Tenant agrees to look solely to the new landlord for the return of the security (to the extent so delivered); and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord, provided that the assignee acknowledges acceptance of the security. Tenant shall have the right to substitute one letter of credit for another, provided that at all times the letter of credit shall meet the requirements of this paragraph (b).

     7. Terms (whether capitalized or not) which are used or incorporated in this Sublease, which are not separately defined herein, and which are defined in the Overlease, shall have the meanings given to them in the Overlease. In the event of conflict or inconsistency between an express term of this Sublease (i.e., a term set forth directly in this instrument and not a term incorporated
-----
herein) and an express term of the Overlease, this Sublease shall take precedence and shall control.

     8. Tenant recognizes that the principal access to Landlord's retained premises on the 8th floor is through the elevator lobby and reception area which are part of the Demised Premises, and Tenant agrees that Landlord or its successor may use such areas (including the lavatories located therein) at all times, in common with Tenant, for the limited purpose of gaining access to Landlord's retained premises and for normal lavatory use; provided, however, that the use of such areas shall be subject to the following restrictions: (i) Landlord's employees and visitors shall not loiter in the reception area, the elevator lobby or the lavatories; (ii) Landlord's employees and visitors shall not keep any furniture in such areas, and shall not utilize either the reception desk or other furniture of Tenant therein or the services of Tenant's receptionist or other personnel ; and (iii) Landlord shall be responsible for, and shall promptly repair, any damage caused by Landlord's employees or visitors in such areas. Tenant also recognizes and agrees that Landlord may maintain the access/security telephone and identification-card reader located adjacent to the entry door to Landlord's retained premises. Tenant also recognizes that the telephone closet located by the fire stair in the Demised Premises contains wiring and equipment owned and/or serviced by the telephone company and necessary for the operating of Landlord's telephone system; Tenant also may utilize such telephone closet for same purpose. Landlord and Tenant agree as follows with respect to such telephone closet: the closet shall be kept locked at all times when not being serviced, and keys shall be retained by authorized representatives of Landlord and Tenant; access to the telephone closet shall be limited to telephone company personnel and to authorized representatives of Landlord or Tenant; neither party shall disturb the telephone wiring or equipment of the other party located therein.

     9. This Sublease shall not take effect unless and until there has been obtained the written consent hereto of the Overlandlord. Landlord shall not be liable to Tenant by reason of the failure of the Overlandlord to furnish such consent, for any reason whatsoever. Landlord will make application to Overlandlord for such consent promptly after the execution and delivery of this Sublease. If such consent has not been obtained and such delivery made within forty-five (45) days after the date of delivery of this Sublease (signed by Landlord and Tenant) to Tenant, this Sublease shall automatically be terminated, Landlord shall return to Tenant all monies paid hereunder, and neither party shall otherwise have any rights against or obligations to the other hereunder or with respect to the Demised Premises. Tenant agrees that a consent substantially in the form attached to this Sublease as Exhibit C is acceptable. If Overlandlord's consent is in a different form and if such consent imposes obligations on Tenant which are materially greater than Tenant's obligations under this Sublease, then Tenant may terminate this Sublease by notice given within two business days after Tenant has received a copy of such consent, with the same effect as if this Sublease were automatically terminated as provided above in this Section. Time shall be of the essence as to the giving of such notice; and Overlandlord's consent shall conclusively be deemed accepted unless Tenant is entitled to give a notice of termination under this Section and does so within such two-day period.

     10. The submission by Landlord of this Sublease shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party. Neither party shall be bound by this Sublease unless and until both Landlord and Tenant shall have executed this Sublease and originals thereof shall have been delivered to the respective parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease as of the day and year first above written.



EMI MUSIC, INC.                      BRONNER SLOSBERG HUMPHREY, LLC


By: /s/ Justin Morris                By: /s/ M. K. Beckingham
   ------------------------------       ------------------------------
Printed Name: JUSTIN MORRIS          Printed Name: M. K. BECKINGHAM
             --------------------                 --------------------
Title: CFO CAPITOL RECORDS           Title: CFO
      ---------------------------          ---------------------------

By : /s/ Alasdair McMullan
    -----------------------------
Printed Name: ALASDAIR McMULLAN
             --------------------
Title: Secretary
      ---------------------------

                                   [DIAGRAM}

                                   Exhibit A

                               EMI-CAPITOL MUSIC
                             810 7th AVE/8TH FLOOR
                                    NY, NY

                                   EXHIBIT C
                                   ---------

                        [Form of Owner/Landlord Consent]



                                March ___, 1999




     Re:  Sublease dated March __, 1999 between EMI Music, Inc.
          (Sublessor) and Bronner Slosberg Humphrey, LLC
          (Sublessee) at 810 Seventh Avenue

In accordance with your request, Landlord hereby grants its consent (the "Consent") to the execution and delivery of the sublease (the "Sublease") dated March __, 1999, between EMI Music, Inc. (Tenant), as sublessor and Bronner Slosberg Humphrey LLC (the "Subtenant") as sublessee, of a portion of the eighth (8/th/) floor (the "Sublet Space"), subject to the following terms and conditions:

1.   This Consent shall not be assignable.

2. Nothing herein contained shall be deemed or construed to modify, waive, impair or affect any of the provisions, covenants, agreements, terms or conditions contained in the Lease (except as may be herein expressly provided), or to waive any breach thereof, or any right of Landlord against Tenant, or to enlarge or increase Landlord's obligations under the Lease, and all provisions, covenants, agreements, terms and conditions contained in the Lease, are (except as expressly herein modified, waived, impaired or affected) hereby ratified and confirmed as being in full force and effect.

3. Notwithstanding any subletting provided for herein, Tenant shall be and remain fully liable for payment of the rent, additional rent due and all other sums to become due under the Lease and for the performance of all the covenants, agreements, terms, provisions and conditions contained in the Lease on the part of Tenant to be performed and all acts and omissions of Subtenant or anyone claiming under or through Subtenant which shall be in violation of any of the covenants, agreements, terms, provisions and conditions contained in the Lease, shall be deemed to be a violation by Tenant.

4. The Sublease shall be subject and subordinate at all times to the Lease, to all of the provisions, covenants, agreements, terms and conditions contained in the Lease and in this Consent, and to the matters to which the Lease and this Consent are or shall be subject and subordinate, and Subtenant shall not do or permit anything to be done which may or shall violate any of said provisions, covenants, agreements, terms and conditions and matters.

5. Notwithstanding anything contained in the Sublease to the contrary, this Consent shall not be deemed or construed as a consent by Landlord to, or as permitting, any other or further subletting by Tenant or anyone claiming under or through Tenant (including without limitation, Subtenant) , and no other or further sublease of the premises demised by the Lease or any part thereof or any assignment of the Lease or the Sublease shall be made by Tenant or anyone claiming under or through Tenant (including without limitation, Subtenant) without Landlord's prior written consent in each instance.

6. In the event of termination, re-entry or dispossess by Landlord under the Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, and under the Sublease, and Subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of the Sublease, except that Landlord shall not (i) be liable for any previous act of omission of Tenant under the Sublease, (ii) be subject to any offset which theretofore accrued or may thereafter accrue to Subtenant against Tenant, or (iii) be bound by any previous modification of the Sublease or by any previous prepayment of more than one (1) month's rent.

7.   INTENTIONALLY OMITTED.

8. Notwithstanding any provision of the Sublease to the contrary, the term of the Sublease (including any extension or renewal thereof, if any) shall expire and terminate at least one (1) day prior to the expiration date of the Lease.

9.   INTENTIONALLY OMITTED.

10. Except as otherwise provided in paragraph 5 of this consent, nothing contained herein or in the Sublease shall or shall be deemed to create any landlord-tenant relationship between Landlord and Subtenant.

11. Tenant and Subtenant each warrant and represent to Landlord that it dealt with no other brokers in connection with this transaction, other than Insignia/Edward S. Gordon Company, Inc. and CB Commercial Real Estate Group, Inc. ("Brokers"). Tenant and Subtenant, jointly and severally, shall indemnify and hold Landlord harmless against any fees, charges or commissions whether due to Brokers or any other party and any and all losses, costs or damages arising out of or in connection with any claims of any other brokers or party by reason of said brokers or party, having had any conversations or dealings with Tenant and/or Subtenant in connection with this transaction and do hereby, jointly and severally, indemnify and hold Landlord harmless against the same and, jointly and severally, agree to reimburse Landlord for losses, costs or any damages arising out of or in connection with such claims, including, without limitation, reasonable legal fees and disbursements and any other costs of defending against such claims.

12. Tenant and Subtenant each acknowledge that they understand that there are general tenant guidelines for the Building covering construction, maintenance, repair or other work. Tenant and Subtenant each agree that all repairs , renovations , alterations , installations , additions and improvements and other activities within the scope of the general tenant guidelines for the Building (including, without limitation, electrical and communications systems and fireproofing) effected by or on behalf of Tenant and/or Subtenant in the Sublet Space shall be conducted in accordance with and pursuant to the aforesaid tenant guidelines, as well as any applicable governmental requirements and regulations. Tenant and Subtenant each agree that it is their responsibility to ensure that Tenant and Subtenant and those working for them and/or either of them comply with the aforesaid tenant guidelines as well as any other applicable governmental requirements and regulations.


13. In the event of any inconsistency between the terms and conditions of this Consent and the terms and conditions of the Sublease, the terms and conditions of this Consent shall govern.

Notwithstanding anything to the contrary contained herein, Landlord's Consent to the Sublease and any provisions contained herein shall not be deemed a waiver by Landlord of any default by Tenant or any rights of Landlord in connection therewith.

                           FIRST AMENDMENT OF LEASE
                           ------------------------

     Reference is made to a certain lease dated May 31, 1995 (the Lease) by and between The Prudential Insurance Company of America as LANDLORD and Bronner Slosberg Humphrey, Inc. as TENANT, leasing space at Prudential Tower (the Building) in Boston, Massachusetts.

I.   Fifth Floor Expansion

     LANDLORD and TENANT mutually desire to amend the Lease to provide for the expansion of the Premises leased to include three areas on the 5th Floor of the Building. In consideration of the mutual promises contained herein, LANDLORD and TENANT agree that the lease is hereby amended as follows:

     1.   First Amendment Spaces
          ----------------------

     Effective June 1, 1996, (i) the area on the 5th Floor of the Building containing 2,734 rentable square feet (RSF) shown on Exhibit A attached as "Vacant space" and hereinafter referred to as First Amendment Space A, (ii) the area shown on Exhibit A as "New England Council" containing 2,624 RSF and hereinafter referred to as First Amendment Space B and (iii) the area shown on Exhibit A as "Vacant Space" containing 12,310 RSF and hereinafter referred to as First Amendment Area C shall be added to the Premises. First Amendment Space A, First Amendment Space B and First Amendment Space C (collectively, the First Amendment Spaces) containing a total of 17,668 RSF, are all added to the Premises subject to all the terms and conditions of the Lease except as specifically provided in this First Amendment of Lease.

     2.   Rent
          ----

     The rent for the First Amendment Spaces shall be at the rate of $26.00 per RSF. The TENANT'S obligation to pay for the First Amendment Space A will commence on August 1, 1996. All rent shall be paid as provided in Section 3.1(a) of the Lease and shall be in addition to amounts currently paid. The First Amendment Space rent shall be as follows:

                            Commencement        Yearly               Monthly
     Space                      Date            Amount               Payment
     -----                  ------------        ------               -------
First Amendment Space A    August 1, 1996    $ 71,084.00           4 5,923.67
First Amendment Space A    August 1, 1996      68,224.00             5,685.33
First Amendment Space A    August 1, 1996     320,060.00            26,671.67
                                             -----------           ----------
                           TOTAL:            $459,368.00           $38,280.67


     3.   Operating Expenses and R.E. Taxes
          ---------------------------------

     Commencing on January 1, 1997, TENANT shall reimburse LANDLORD for Increased Operating Expenses and increased Real Estate taxes for the First Amendment Spaces in excess of the Operating Expenses incurred in 1996 and the Real Estate taxes paid in 1996 as provided in Section 3.2 of the Lease as modified herein and Exhibit F-1 attached. The budgeted Operating Expenses and Real Estate taxes for 1996 are $8.60 per RSF and $4.60 Per RSF respectively.

     4.   Share
          -----

     TENANT'S share with respect to First Amendment Spaces consisting of a total of 17,668 RSF will be 1.44%.

     5.   TENANT 5th Floor Option Rights
          ------------------------------

     TENANT shall have the following options subject to the rights of The Gillette Company to add other space on the 5th Floor to the Premises, provided it is not in default beyond any applicable grace and cure period at the time of the exercise thereof.

     (a) Space labeled "Westcon" on Exhibit A containing 3,298 RSF available on June 30, 1999 if Westcon does not exercise its right to extend term otherwise, on June 30, 2004.

     (b) Space labeled "Pru Timber" on Exhibit A containing 2,020 RSF available on December 31, 1998.

     (c) Space labeled "Waterhouse" on Exhibit A containing 1,518 RSF available on January 31, 2000.

     TENANT shall, in each instance, give LANDLORD nine (9) months advance written notice of the exercise of any of its option rights hereunder, which notice shall be measured from the date a particular space will be available. LANDLORD agrees to advise TENANT in writing if Westcon exercises its right to extend the term of the space described in (a) above within fourteen (14) days of LANDLORD'S receipt of Westcon's notice of extension. Westcon is required to give LANDLORD notice of the exercise of its option to extend by June 30, 1998.

     The rent and other economic terms with respect to the space to be added pursuant to this Section 5 shall be 95% of the then fair market rental. If LANDLORD and TENANT cannot agree on the rent and other economic terms to be charged for space subject to this

                                                                  EXECUTION COPY
                                                                      __ OF 4

                              1290 PARTNERS, L.P.
                        c/o Victor Capital Group, L.P.
                               605 Third Avenue
                           New York, New York 10016



                                April __, 1999


Warner Music Group, Inc.
75 Rockefeller Plaza
New York, NY 10019

Bronner Slosberg Humphrey, LLC
1290 Avenue of the Americas
New York, New York

RE:  CONSENT TO SUBLEASE

     "Building":       1290 Avenue of the Americas, New York, New York

     "Premises":       Described on Exhibit A attached hereto

     "Sublet Space":   Portion of the fourth (4th) floor

     "Landlord":       1290 Partners, L.P.

     "Tenant":         Warner Music Group Inc.

     "Subtenant":      Bronner Slosberg Humphrey, LLC

     "Lease": Agreement of Lease dated as of August 6, 1979, as amended by a First Amendment of Lease dated as of March 17, 1981, Second Amendment of Lease dated as of September 29, 1981, Partial Surrender Agreement dated as of October 30, 1984, Third Amendment of Lease dated as of April 19, 1989, Fourth Amendment of Lease dated as of September 14, 1990, and a Fifth Amendment of Lease dated as of July 28, 1998, a Sixth Amendment of Lease dated as of September 23, 1998, and as same may be further amended, modified, extended or restated from time to time

     "Sublease":       Sublease Agreement dated as of April __, 1999 and annexed
                       hereto, as same may be amended, modified, extended or restated from time to time, as may be permitted hereunder

Gentlemen :

          You have requested our consent to the Sublease. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this "Agreement").

          1. Tenant represents and warrants that as of the date hereof (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, extended or supplemented; (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease; (d) Tenant is not entitled to any reduction, offset or abatement of the rent payable under the Lease; and (e) a true and complete copy of the Sublease is attached hereto, and the Sublease constitutes the complete agreement between Tenant and Subtenant with respect to the subject matter thereof.

          2. The Sublease shall be subject and subordinate to the Lease and all of its provisions. Neither Tenant nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement.

          3. Landlord's obligations to Tenant are governed only by the Lease and this Agreement and Landlord's obligations to Subtenant are only as set forth in Paragraph 6 of this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 6 of this Agreement). Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein (except as may be expressly provided herein). Landlord has not reviewed or approved any provision of the Sublease.

          4. If Tenant or Subtenant violates any of the terms of this Agreement, or if any representation by Tenant or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or equity or in the Lease with respect to defaults.

          5. Subject to the provisions of Paragraph 6 of this Agreement, if the Lease is terminated prior to the stated expiration date provided in the Lease, the Sublease shall likewise terminate on the date of such termination. In connection with such termination, Subtenant, at its sole expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupancy, and repair all resulting damage to the Sublet Space and the Building. Except as otherwise provided in the Lease, Landlord shall have the right to retain any property and personal effects which remain in the Sublet Space or the Building on the date of termination of the Sublease, without any obligation or liability to Tenant or Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord's rights with respect to any default by Tenant under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of the prosecution of, or the execution of any judgement awarded in, any action by Landlord to recover possession of the Sublet Space. Subtenant may not vacate the Sublet Space on a Sunday or holiday. If the Sublease terminates on a Sunday or holiday, Subtenant must comply with this paragraph by the end of the preceding Saturday or business day. This paragraph shall survive the earlier termination of the Lease and Sublease.

          6. If the Lease is terminated before the stated expiration date of the Sublease, and if Landlord or any other party then entitled to possession of the Sublet Space so demands, Subtenant shall attorn to Landlord or any such party upon the then executory terms of the Sublease for the remainder of the stated term of the Sublease, provided that, so long as such attornment is demanded, Landlord or such other party shall recognize Subtenant's occupancy rights provided further that such party's obligations to Subtenant shall be governed by the terms of the Lease and this Agreement. The party to whom Subtenant attorns shall, under such circumstances, agree not to disturb Subtenant in its use and enjoyment of the Sublet Space, provided Subtenant performs all of its obligations under the Sublease. Such party shall not be required to honor or credit Subtenant for (i) any payments of rent made to Tenant for more than one month in advance or for any other payment owing by, or on deposit with, Tenant for the credit of Subtenant, (ii) any obligation to perform any work or make any payment to Subtenant pursuant to a work letter, the Sublease or otherwise (other than repair or maintenance work with respect to the Sublet Space required of the lessor under the Lease), (iii) any security deposits not in Landlord's actual possession, (iv) any obligation of, or liability resulting from any act or omission of, Tenant, (v) any amendment of the Sublease not expressly consented to by Landlord, or (vi) any defenses, abatements, reductions, counterclaims or offsets assertable against Tenant. This provision is self-operative upon demand for attornment, whether or not, as a matter of law, the Sublease may terminate upon the expiration or termination of the term of the Lease. Subtenant, however, agrees to give Landlord or such other party, on request, an instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord's rights under the Lease to pursue any remedy not inconsistent with the attornment. In the event of such election by Landlord or such other party, (i) Tenant shall deliver to Landlord or such other party any security deposit which Tenant is then holding under the Sublease and (ii) Subtenant shall reimburse Landlord or such other party for any costs that may be incurred by it in connection with such attornment, including reasonable legal fees and disbursements.

          7.  Tenant and Subtenant each agrees:

                   (i) None of Landlord's shareholders, partners, directors, officers, agents or employees, directly or indirectly, shall be liable for Landlord's performance under the Lease or this Agreement;

                   (ii) Landlord's liability with respect to this Agreement shall be limited to the value of Landlord's interest in the Land and the Building (as defined in the Lease);

                   (iii) it will not seek to satisfy any judgement against Landlord out of the assets of any person or entity other than Landlord (but only to the extent provided in clause (ii) above); and

                   (iv) the obligations of Landlord under this Agreement and the Lease shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Land and the Building, and Tenant and Subtenant shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord's obligations under this Agreement.

          8. Tenant and Subtenant each represents and warrants that no rent or other consideration is being paid or is payable to Tenant by Subtenant for the right to use or occupy the Sublet Space or for the use, sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property (the "Personal Property"), except as expressly provided for in the Sublease. If such rent or other consideration including any rent or consideration received in connection with the Personal Property exceeds the pro-rata portion of the Fixed Rent and Additional Charges payable pursuant to the Lease, Tenant shall comply with
Section 38.08 of the Lease and pay to Landlord one hundred percent (100%) of such excess in accordance with the provisions of the Lease.

          9. Landlord represents and warrants that (i) the Lease is unmodified except as provided herein and in full force and effect, (ii) Fixed Rent and Additional Charges have been paid through the date hereof, and (iii) to the best knowledge of the undersigned, except as provided in clause (ii) above, Tenant is not in default of its obligations under the Lease and no event has occurred which with the giving of notice or passage of time, or both, would constitute such a default.

          10. The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord's consent to the Sublease. This Agreement may not be changed except in writing signed by the party to be charged.

          11. All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered personally with receipt acknowledged, or sent by a nationally recognized reputable overnight courier (against a receipt of delivery), or by registered mail, return receipt requested, addressed to the parties at their addresses set forth above, or, if to Subtenant, at the Building, or at such other address as any party may designate upon not less than 10 days prior notice given in accordance with this paragraph. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if sent by mail.

          12.  This Agreement shall be construed and governed by New York law.

          13. Landlord's rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

          14. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 7(iv) above and except that it shall not inure to the benefit of any successor or assign of

Tenant or Subtenant whose status was acquired in violation of the Lease or this Agreement.

          15. Each of the persons executing this Agreement on behalf of Landlord, Tenant and Subtenant represents that he or she is duly authorized to execute and deliver this Agreement on behalf of Landlord, Tenant and Subtenant, as the case may be, and that each of Landlord, Tenant and Subtenant has full power and authority to enter into this Agreement.

          16. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation in connection with the Sublease or procuring possession of the Sublet Space. Tenant and Subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement, consent order, judgement or decree entered into on its behalf. The provisions of this paragraph 16 shall survive the expiration or sooner termination of the Lease or Sublease.

          17. Subtenant indemnifies Landlord against, and holds it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from the use, occupancy, conduct or management of the Sublet Space by Subtenant, or its agents, employees, contractors, representatives, invitees or visitors, or Subtenant's business activities therein (unless caused solely by Landlord or Landlord's employees' or contractors' negligence or wrongful act). If any proceeding is brought against Landlord by reason of any such claim, Subtenant shall be responsible for Landlord's costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim, Subtenant, upon written notice from Landlord, shall, at Subtenant's sole cost and expense, as the case may be, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord's prior written approval. The provisions of this paragraph 17 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of, Landlord's rights under the Lease.

          18. Landlord's consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or sub-subletting of the Sublet Space, or to any additional subleasing of the Sublet Space or any other portion of the Premises, each of which requires

Landlord's prior written consent (except that Tenant may terminate the Sublease without Landlord's prior consent). If Tenant or Subtenant desires Landlord's consent to any such other action it must specifically and separately request such consent. Tenant shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.

          19. Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord's agent shall operate to waive, modify, impair, release or in any manner affect Tenant's liability or obligations under the Lease or Subtenant's liability or obligations under the Sublease.

          20. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of this Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease such conflict or inconsistency shall be determined for the benefit of, and by, Landlord.

          21. Each of the parties hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement.

          22. Tenant agrees to pay, upon demand, Landlord's reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.

          23. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

          Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord.

          You may consider Landlord's consent to be effective upon your receipt of a fully executed copy of this Agreement.



Very truly yours,

1290 PARTNERS, L.P.

By:  1290 GP Corp., general partner

By:  ______________________________
     Name:
     Title:

Agreed to:

WARNER MUSIC GROUP INC.

By:  ______________________________
     Name:
     Title:

BRONNER SLOSBERG HUMPHREY, LLC

By:  /s/ Meryl K. Beckingham
     ------------------------------
     Name:  Meryl K. Beckingham
     Title: EVP/Chief Financial Officer

                            [DIAGRAM APPEARS HERE]

Floor Plan of Sublet Space

1299 AVENUE OF THE AMERICA, 4TH FLR.